UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE):  Form 10-KSB    Form 20-F    Form 11-K   [X[ Form 10-Q
              Form 10-D      Form N-SAR   Form N-CSR

                    For Period Ended:         November 30, 2006
                  --------------------------------------------
                    Transition Report on Form 10-K
                    Transition Report on Form 20-F
                    Transition Report on Form 11-K
                    Transition Report on Form 10-Q
                    Transition Report on Form N-SAR For the
                    Transition Period Ended:
                  --------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

         MODAVOX, INC.
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Full Name of Registrant

         MODAVOX, INC.
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Former Name if Applicable

         2617 SOUTH 46TH STREET SUITE 300
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Address of Principal Executive Office (STREET AND NUMBER)

         PHOENIX, ARIZONA  85034
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
            [X]portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Modavox, Inc. management has not been able to complete the preparation of the Form 10-QSB for the quarter ended November 30, 2006 due to time lost during the December holidays and the inability to schedule meetings during this timeframe. This delayed the "completion" of the Company's Form 10Q-SB for the period ended November 30, 2006.

(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this
Notification            DAVID IDE           480         294-6414
                    ----------------   ------------    ----------
                           (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

         Yes [X]             No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         Yes                  No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  MODAVOX, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 16, 2007                By:    /S/ DAVID J. IDE
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                                               David J. Ide